Exhibit 1A-11

Consent of Independent Auditors

We consent to the incorporation by reference in this Regulation A Post-Qualification Offering Circular Amendment No. 2 on Form 1-A and related Preliminary Offering Circular, of our report dated May 14, 2024 with respect to the financial statements of Slingshot USA, LLC as of December 31, 2023 and 2022, and for each of the years then ended.

Lehi, Utah

July 31, 2024